Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

May 12, 2010

Board of Directors
Eastern World Solutions Inc.
Level 30, One Exchange Square
8 Connaught Place
Central Hong Kong

RE:	Eastern World Solutions Inc.

Gentlemen:

Please be advised that I represent Eastern World Solutions Inc. (the “Company”).  I have reached the following conclusions regarding the sale of 1,500,000 shares of common stock minimum, 3,000,000 shares of common stock maximum on, a Form S-1 registration statement at an offering price is $0.05 per share.

1. The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located in Carson City, Nevada and its principal place of business located in Central Hong Kong.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on December 18, 2009.  The Company's existence and form is valid and legal pursuant to Nevada law.

2.  The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.  The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3.  To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

Securities and Exchange Commission
RE:	Eastern World Solutions Inc.
May 12, 2010
Page 2

4.  The Company's outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.  By directors’ resolution, the Company has authorized the issuance of up to 3,000,000 shares of common stock.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of common stock, with a par value of $0.00001 per share.  Therefore, the Board of Directors= Resolution which authorizes the issuance for sale of 1,500,000 shares of common stock minimum, 3,000,000 shares of common stock maximum on a Form S-1 registration statement is within the authority of the Company=s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company=s Form S-1 registration statement and I consent to be named in the registration statement as attorney for Eastern World Solutions Inc.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak